MICHAEL KORS

Exhibit 99.2
MICHAEL KORS APPOINTS ROBIN FREESTONE TO BOARD OF DIRECTORS

London - November 4, 2016 - Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced that Robin Freestone has been appointed to the Company's Board of Directors, effective immediately. The appointment of Mr. Freestone brings the Company's Board membership to nine, and the Company will have seven independent directors.
Mr. Freestone is an esteemed FTSE 100 executive with significant experience across a broad array of international businesses. From 2006 through August 2015, Mr. Freestone was Chief Financial Officer of Pearson Plc, having previously served as Deputy Chief Financial Officer since 2004. Prior to that, he held a number of senior financial positions at Amersham plc from 2000 to 2004, Henkel Chemicals UK Ltd from 1995 to 2000 and ICI/Zeneca Agrochemicals Ltd (now Syngenta) from 1985 to 1995. He began his financial and accounting career at Touche Ross (now Deloitte). Currently, Mr. Freestone also serves as a non-executive director of Smith and Nephew plc and moneysupermarket.com.
“We are very pleased that Robin is joining our Board,” said John D. Idol, the Company's Chairman and Chief Executive Officer. “He is a very talented global business leader. His diverse background and broad international experience will add meaningful value to our organization and shareholders.”

About Michael Kors
Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready-to-wear. His namesake company, established in 1981, currently produces a range of products under Michael Kors Collection, MICHAEL Michael Kors and Michael Kors Mens, including accessories, footwear, watches, jewelry, ready-to-wear and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward- looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016 (File No. 001-35368) and Quarterly Report on Form 10-Q (File No. 001-35368) for the fiscal quarter ended July 2, 2016, filed with the U.S. Securities and Exchange Commission.

CONTACTS:
Investor Relations:
ICR, Inc.
Jean Fontana (203) 682-8200
jean.fontana@icrinc.com or
Media:
ICR, Inc.
Alecia Pulman (646) 277-1231
KorsPR@icrinc.com